Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Dated as of April 21, 2004

Among

FIRST ADVANTAGE CORPORATION,

ANDREW S. LEVETOWN

MARK CARTER

JOHN ASHLEY

JOHN JENKINS

LAURA ZUCKERMAN

HENRY HSU

THEA BOURNAZIAN

ANTHONY SARTORI

and

JOHN NELLIGAN

*    The Registrant will furnish a supplementary copy of any omitted exhibits and schedules to the SEC upon request.

TABLE OF CONTENTS1

SECTION 1. DEFINITIONS AND INTERPRETATIONS		1

1.1	Defined Terms	1
1.2	Principles of Construction.	6

SECTION 2. REPRESENTATIONS OF THE SELLERS		7

2.1	Existence and Good Standing; Binding Effect; Power	7
2.2	Capacity; Binding Effect	7
2.3	Capitalization; Power.	8
2.4	Subsidiaries and Investments	8
2.5	Financial Statements.	9
2.6	Books and Records	10
2.7	Title to Properties; Encumbrances	10
2.8	Real Property	11
2.9	Leases	11
2.10	Material Contracts.	11
2.11	Restrictive Documents	12
2.12	Litigation.	13
2.13	Taxes.	13
2.14	Insurance	15
2.15	Intellectual Property.	15
2.16	Compliance with Laws.	17
2.17	Governmental Licenses	18
2.18	Labor Matters	19
2.19	Employee Benefit Plans.	19
2.20	No Changes Since Balance Sheet Date	23
2.21	Liabilities	23
2.22	Consents and Approvals; No Violations	23
2.23	Disclosure	24
2.24	Broker’s or Finder’s Fees	24
2.25	Interests in Clients, Suppliers, Etc.; Affiliate Transactions	24
2.26	Bank Accounts and Powers of Attorney	24
2.27	Accounts Receivable	25
2.28	Environmental Matters	25
2.29	Accredited Investor Status	25

SECTION 3. REPRESENTATIONS OF THE BUYER		25

3.1	Existence and Good Standing; Binding Effect; Power	25
3.2	Broker’s or Finder’s Fees	26
3.3	Litigation	26

[1]	This Table of Contents is provided for convenience only and does not form a part of this Purchase Agreement.

(i)

3.4	Compliance with Laws	26
3.5	Consents and Approvals; No Violations	26
3.6	FADV Promissory Notes and Convertible Notes	26
3.7	Public Reports	27

SECTION 4. THE TRANSACTION		27

4.1	Sale of Membership Interests.	27
4.2	Closing Date Purchase Price	27
4.3	Closing	28

SECTION 5. CERTAIN COVENANTS		28

5.1	Plans	28
5.2	Resale Registration Statement	28
5.3	Liquidation of Entity	29

SECTION 6. INDEMNIFICATION		29

6.1	Survival of Representations	29
6.2	Indemnification.	29
6.3	Indemnification Procedure.	31
6.4	Third Party Claims	32
6.5	Set-Off	33
6.6	Limitations	33

SECTION 7. TAX MATTERS		34

7.1	Tax Returns.	34
7.2	Payment of Taxes.	34
7.3	Controversies.	35
7.4	Amended Tax Returns	36
7.5	Prior Tax Agreements	36
7.6	Indemnification for Taxes.	36
7.7	Refunds and Credits	37
7.8	Cooperation	37

SECTION 8. MISCELLANEOUS		38

8.1	Knowledge	38
8.2	Expenses.	38
8.3	Confidentiality	38
8.4	Governing Law; Jurisdiction.	38
8.5	Notices	39
8.6	Parties in Interest	40
8.7	Counterparts	40
8.8	Entire Agreement	40
8.9	Amendments	40
8.10	Severability	40
8.11	Third Party Beneficiaries	40

(ii)

EXHIBITS

EXHIBIT A	Form of Promissory Note
EXHIBIT B	Form of Convertible Note
EXHIBIT C	Form of Employment Agreement
EXHIBIT D	Form of Noncompetition Agreement

(iii)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (as the same may be amended, modified and supplemented from time to time, this “Agreement”) is entered into as of April 21, 2004 by and among FIRST ADVANTAGE CORPORATION, a Delaware corporation (the “Buyer”); Andrew Levetown, an individual residing in the State of Virginia (“Mr. Levetown”); Mark Carter, an individual residing in the State of Virginia (“Mr. Carter”); John Ashley, an individual residing in the State of Virginia (“Mr. Ashley”); John Jenkins, an individual residing in the State of California (“Mr. Jenkins”); Laura Zuckerman, an individual residing in the State of Maryland (“Ms. Zuckerman”); Henry Hsu, an individual residing in the State of Virginia (“Mr. Hsu”); Thea Bournazian, an individual residing in the District of Columbia (“Ms. Bournazian”); Anthony Sartori, an individual residing in the State of Virginia (“Mr. Sartori”); and John Nelligan, an individual residing in the District of Columbia (“Mr. Nelligan”; each of Mr. Levetown, Mr. Carter, Mr. Ashley, Mr. Jenkins, Ms. Zuckerman, Mr. Hsu, Ms. Bournazian, Mr. Sartori and Mr. Nelligan are referred to herein as a “Seller” and collectively as the “Sellers”); the Sellers being the sole members of COREFACTS, LLC, a Virginia limited liability company (the “Company”).

W I T N E S S E T H :

WHEREAS, the Sellers collectively own all of the issued and outstanding membership interests of the Company (the “Membership Interests”);

WHEREAS, the Sellers desire to sell, and the Buyer desires to purchase, the Membership Interests, pursuant to the terms and conditions of this Agreement; and

WHEREAS, it is the intention of the Parties that, upon consummation of the purchase and sale of the Membership Interests pursuant to this Agreement, the Buyer or its designee shall own all of the issued and outstanding membership interests of the Company;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

SECTION 1.

DEFINITIONS AND INTERPRETATIONS

1.1 Defined Terms. In this Agreement the following words and expressions shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“24/7” has the meaning provided in Section 2.15(l).

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act of 1933, as amended.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided further that an Affiliate of any Person shall also include (a) any Person that directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity of such Person and (b) any officer, director, trustee, or beneficiary of such Person.

“Agreement” has the meaning provided in the introductory paragraph.

“Agreed Claims” has the meaning provided in Section 6.3(c).

“Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date.

“Balance Sheet Date” means December 31, 2003.

“Bugs” has the meaning provided in Section 2.15(j).

“Buyer” has the meaning provided in the introductory paragraph.

“Buyer Reports” has the meaning provided in Section 3.7.

“Buyer Indemnified Party” has the meaning provided in Section 6.2(a).

“Certificate” has the meaning provided in Section 6.3(a).

“Closing” has the meaning provided in Section 4.3.

“Closing Date” has the meaning provided in Section 4.3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Company” has the meaning provided in the introductory paragraph.

“Company-owned Intellectual Property” shall mean all Intellectual Property owned by the Company or any of its Subsidiaries or used in connection with the business of the Company or any of its Subsidiaries.

“Contract” means any contract, agreement, understanding, note, bond, mortgage, indenture, guarantee, license, franchise, commitment, lease or instrument, whether oral or written, including all amendments thereto.

“Convertible Note” means any convertible promissory note of the Buyer in favor of a Seller substantially in the form attached hereto as Exhibit B.

“Employee Benefit Plans” has the meaning provided in Section 2.19(a).

“Employment Agreement” means each of the employment agreements between the Buyer and Messrs. Ashley, Levetown and Jenkins, respectively, substantially in the form attached hereto as Exhibit C.

“Encumbrances” means all liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, leases to third parties, security agreements and any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

“Entity” means any Person that is not a natural person.

“Environmental Law” shall mean any law, order or other requirement of law, including any principle of common law, relating to the protection of human health or the environment, or to the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic, or any similar term, under such Environmental Law.

“ERISA” has the meaning provided in Section 2.19(a).

“FADV Common Shares” means the Class A common shares, par value $.001 per share, of the Buyer.

“Financial Statements” means (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the year ended December 31, 2003 and the related unaudited consolidated statements of operations, cash flows and changes in members’ equity, (ii) the audited consolidated balance sheet of the Company and its Subsidiaries as of the year ended December 31, 2002 and the related audited consolidated statements of operations, cash flows and changes in members’ equity, certified by the Company’s accountants and (iii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the year ended December 31, 2001 and the related unaudited consolidated statements of operations, cash flows and changes in members’ equity, in each case together with any explanatory notes thereto.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof.

“Indebtedness” of any Person shall mean and include (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) indebtedness secured by an Encumbrance on assets or properties of such Person, (f) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (g) obligations under any interest rate, currency or other hedging agreement or (h) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (g) above.

“Indemnified Party” has the meaning provided in Section 6.3(a).

“Indemnifying Party” has the meaning provided in Section 6.3(a).

“Intellectual Property” means all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, Internet domain names, applications and reservations therefor, uniform resource locators (“URLs”) and the Internet sites (collectively, the “Sites”) corresponding thereto, trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, maskworks, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collectors and other proprietary information or material of any type, whether written or unwritten (and all goodwill associated with, and all derivatives, improvements and refinements of, any of the foregoing).

“IRS” means the Internal Revenue Service.

“Licenses” has the meaning provided in Section 2.17.

“Losses” has the meaning provided in Section 6.2(a).

“Material Adverse Effect” means, with respect to any Person and/or its Subsidiaries, a material adverse change in or effect on (a) the validity or enforceability of this Agreement, (b) the ability of such Person to timely perform its obligations under this Agreement or any Related Document to which such Person is a party or (c) the business, assets, conditions (financial or otherwise), results of operations, or operations of such Person and its Subsidiaries taken as a whole.

“Membership Interests” has the meaning provided in the first recital.

“Nasdaq” means the Nasdaq National Market.

“Noncompetition Agreement” means each Noncompetition Agreement between the Buyer and each of the Primary Sellers, substantially in the form attached hereto as Exhibit D.

“Ordinary Course” means, with respect to any Person or its Subsidiaries, the ordinary course of commercial operations customarily engaged in by such Person or its Subsidiaries, consistent with past practices (including with respect to quantity and frequency).

“Overlap Period” has the meaning provided in Section 2.13(b).

“Party” or “Parties” mean a party or the parties to this Agreement.

“Permitted Encumbrances” has the meaning provided in Section 2.7.

“Person” means and includes any individual, partnership, joint venture, association, joint stock company, corporation, trust, limited liability company, unincorporated organization, a group and a government or other department, agency or political subdivision thereof.

“Pre-Closing Period” has the meaning provided in Section 2.13(b).

“Pre-Tax Net Income” means, for any period of determination, the pre-tax net income of the Company (including, for the purpose of this definition, any successor entity, business unit or division) for such period, determined in accordance with GAAP; provided, however, that in determining Pre-Tax Net Income, the allocation of parent company corporate overhead to the Company shall be an amount equal to $75.00 per month for each employee of the Company. For the avoidance of doubt, such parent company corporate overhead allocation does not include direct employee related expenses for employees of the Company, such as 401(k) matching contributions, medical plan expenses and other similar expenses, all of which shall be reflected in calculating pre-tax net income. If the Company has consummated acquisitions during such period, the per annum cost of capital in respect of such acquisitions shall be (a) to the extent the consideration for such acquisition was cash or capital stock, 8.0% and (b) to the extent the consideration for such acquisition is in the form of promissory notes or some other form of indebtedness, the interest rate in respect of such indebtedness.

“Primary Sellers” means Mr. Ashley, Mr. Carter, Mr. Jenkins and Mr. Levetown.

“Promissory Note” has the meaning provided in Section 4.2.

“Purchase Price” has the meaning provided in Section 4.2.

“Related Documents” means this Agreement, each Employment Agreement and each Noncompetition Agreement.

“SEC” means the Securities and Exchange Commission.

“Seller” and “Sellers” have the meaning provided in the introductory paragraph.

“Sites” has the meaning provided in the definition of “Intellectual Property”.

“Subsidiary” means, with respect to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries or Affiliates of such Person and (b) any Entity (other than a corporation) in which such Person and/or one more Subsidiaries or Affiliates of such Person has more than a 50% equity interest at the time or otherwise controls the management and affairs of such Entity (including the power to veto any material act or decision).

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all Federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a Contractual obligation to indemnify any Person.

“Tax Matter” has the meaning provided in Section 7.3(a).

“Tax Returns” has the meaning provided in Section 2.13(a).

“Trading Day” means a day on which Nasdaq is open for at least one-half of its normal business hours.

“URLs” has the meaning provided in the definition of “Intellectual Property”.

“VEBAs” has the meaning provided in Section 2.19(a).

1.2 Principles of Construction.

(a) All references to Sections, subsections, Schedules and Exhibits are to Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.”

(b) Words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa.

(c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(e) The Section headings herein are for convenience only and shall not affect the construction hereof.

(f) In the event that the final day of any time period provided herein does not fall on a business day, such time period shall be extended such that the final day of such period shall fall on the next business day thereafter.

(g) This Agreement is the result of negotiations among and has been reviewed by each Party’s counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party’s involvement in its preparation.

(h) It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits hereto is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules or Exhibits hereto in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement.

SECTION 2.

REPRESENTATIONS OF THE SELLERS

The Primary Sellers jointly and severally, and the other Sellers severally but not jointly, represent, warrant and agree in favor of the Buyer, as of the date of this Agreement (unless a representation speaks as of a specific date, in which case, as of such date), as follows:

2.1 Existence and Good Standing; Binding Effect; Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Virginia. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified and/or licensed to conduct its business, and is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. The Sellers have delivered to the Buyer true and correct copies of the certificate of organization and the operating agreement of the Company. Neither the Company nor any Seller is in violation of any of the provisions of the certificate of organization or the operating agreement of the Company.

2.2 Capacity; Binding Effect. Each Seller has the legal capacity and full right to enter into this Agreement and to perform his or her obligations hereunder. This Agreement, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement by the other parties hereto, shall have been duly executed and delivered by each

Seller, and constitutes his or her valid and binding agreement, enforceable against him or her in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and to general equitable principles. With the exception of John Jenkins, no Seller (a) who is married lives in a Community Property State or lived in a Community Property State during any period in which such Seller also held Membership Interests or (b) who is not presently married was previously married and lived in a Community Property State while married and holding Membership Interests. “Community Property States” means the states of Alaska, Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas and Washington.

2.3 Capitalization; Power.

(a) The membership interests held by the Sellers collectively constitute all of the issued and outstanding membership interests in the Company and the Sellers are the only members of the Company. Other than the Membership Interests, no equity interests in the Company are authorized, issued, outstanding or reserved for issuance.

(b) Each Seller owns, beneficially and of record, the percentage interest in the Company set forth opposite such Seller’s name on Schedule 1 under the heading “Percentage of Membership Interests.” Each Seller owns his or her membership interests free and clear of all Encumbrances. Each Seller has full legal right, power and authority to sell, assign, transfer and convey his or her membership interests in the Company to the Buyer (or its designee) pursuant to this Agreement. Each Seller’s membership interests in the Company have been fully paid for and issued to such Seller or such Seller’s predecessor in interest in accordance with all requirements of applicable law and the Company’s organizational documents (including the Company’s limited liability company agreement).

(c) There are no outstanding options, warrants, rights (preemptive or otherwise), calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character (contingent or otherwise) providing for the purchase, issuance, transfer or sale of any equity interest in the Company. There are no irrevocable proxies and no voting agreements with respect to any equity or voting interest in the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Membership Interests or any other equity or voting interests in the Company. The Company has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members of the Company on any matter.

(d) At the Closing, each Seller will transfer to the Buyer (or its designee) good and marketable title to his or her membership interests in the Company, free and clear of all Encumbrances.

2.4 Subsidiaries and Investments. The Subsidiaries of the Company are as set forth on Schedule 2.4. The Company owns 100% of the issued and outstanding capital stock of each Subsidiary, free and clear of all Encumbrances. Except as set forth on Schedule 2.4, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any capital stock of, or other equity, ownership, proprietary or voting interest in, any Person. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction listed opposite its name on Schedule 2.4. Each such Subsidiary has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each such Subsidiary is duly qualified or licensed to conduct its business, and is in good standing in each jurisdiction listed opposite its name on Schedule 2.4, which are the only jurisdictions in which the character or location of the property owned, leased or operated by such Subsidiary or the nature of the business conducted by such Subsidiary makes such qualification necessary except where the failure to be so qualified or licensed would not have a Material Adverse Effect. The capitalization of each Subsidiary of the Company and the directors and officers of each is set forth in Schedule 2.4. All of the outstanding shares of capital stock or other equity securities or voting interests, as the case may be, of such Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights, and are owned, of record and beneficially, by the Company or a Subsidiary of the Company, free and clear of all Encumbrances. There are no outstanding or authorized options, warrants, rights (preemptive or otherwise), puts, calls, commitments, subscriptions, claims of any character, conversion rights, rights of exchange, plans or other agreements or obligations of any character (contingent or otherwise) providing for the purchase, issuance, redemption, transfer or sale of any interest in any Subsidiary of the Company or the business thereof, and none of the foregoing will arise as a result of the execution or performance of this Agreement or the transactions contemplated hereby. There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, any Subsidiary of the Company. No Subsidiary of the Company has authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of such Subsidiary on any matter. There are no Contracts to which any of the Company’s Subsidiaries is a party or by which any such Person is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, such Subsidiary or any other Person or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, such Subsidiary or any other Person. There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by any of the Company’s Subsidiaries other than those imposed by the laws of general applicability of their respective jurisdictions of organization.

2.5 Financial Statements.

(a) Schedule 2.5(a) contains a true, accurate and complete copy of the Financial Statements. Except as set forth on Schedule 2.5(a), the Financial Statements have been prepared in accordance with GAAP. The Financial Statements fairly present, in all material respects, the financial position of the Company and its Subsidiaries at the dates thereof and reflect all claims against and all Indebtedness and liabilities, fixed or contingent, of the Company and its Subsidiaries as at the dates thereof and the statements of operations, cash flows and changes in members’ equity fairly present, in all material respects, the results of the operations of the Company and its Subsidiaries and the changes in cash flows of the Company and its Subsidiaries for the periods indicated therein. Each of the Financial Statements is consistent, in all material respects, with the books and records of the Company and its Subsidiaries, subject to normal year-end audit adjustments. The assets reflected on the Balance Sheet represent all of the assets reasonably necessary for the maintenance and operation of the Company and its Subsidiaries in the manner in which such business is presently conducted.

(b) Since the Balance Sheet Date, there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations, of the Company and its Subsidiaries, taken as a whole, whether as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except for changes expressly contemplated by this Agreement.

(c) Except as set forth on Schedule 2.5(c), as of the date hereof, the Company has no Indebtedness.

2.6 Books and Records. The respective minute books of the Company and its Subsidiaries, as previously made available to the Buyer and its representatives, contain accurate records in all material respects of all meetings of, and action taken by (including action taken by written consent), the members, managers, stockholders and boards of directors (or similar body) of the Company and each of its Subsidiaries. Except as set forth on Schedule 2.6, neither the Company nor any Subsidiary thereof has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or a Subsidiary thereof.

2.7 Title to Properties; Encumbrances. Except for properties and assets sold or otherwise disposed of in the Ordinary Course, each of the Company and its Subsidiaries has good, valid and marketable title to or, in the case of leased assets, a valid leasehold interest in, (a) all of the properties and assets (real and personal, tangible and intangible) reflected in the Balance Sheet and (b) all of the properties and assets purchased by it since the Balance Sheet Date, in each case free and clear of all Encumbrances, except for (i) Encumbrances set forth explicitly in the Balance Sheet, (ii) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property in the operation of its business, (iii) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet delinquent, and (iv) the purchase money liens and similar liens securing personal property set forth on Schedule 2.7(b)(iv) (Encumbrances of the type described in clauses (i), (ii), (iii) and (iv) above are hereinafter sometimes referred to as “Permitted Encumbrances”). Each of the Company and its Subsidiaries owns or has the exclusive right to use all of the tangible personal properties and assets necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted. All of the tangible personal property used in the business of the Company and its Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used.

2.8 Real Property. Neither the Company nor any Subsidiary thereof owns, directly or indirectly, in whole or in part, any interest in any real property.

2.9 Leases. Schedule 2.9 contains an accurate and complete list of each real and personal property lease to which the Company or any of its Subsidiaries is a party (as lessee or lessor). Except as set forth on Schedule 2.9, (i) each real and personal property lease to which the Company or any of its Subsidiaries is a party (as lessee or lessor) is in full force and effect; (ii) all rents and additional rents due to date on each such lease have been paid; (iii) in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and (iv) there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Membership Interests hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default or termination event under such lease. None of the Company or any of its Subsidiaries has violated any of the terms or conditions under any such lease in any material respect, and all of the covenants to be performed by any other party under any such lease have, to the knowledge of the Sellers, been fully performed. The Sellers have delivered to the Buyer true and complete copies, including all amendments, of each such lease.

2.10 Material Contracts.

(a) Except as set forth on Schedule 2.10(a), neither the Company nor any Subsidiary thereof is bound by any oral or written (i) Contract relating to the employment of any Person or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan, (ii) Contract relating to capital expenditures in excess of $10,000 per individual item or $20,000 in the aggregate, (iii) Contract involving Indebtedness of the Company or such Subsidiary, (iv) Contract granting or evidencing an Encumbrance on any properties or assets of the Company or such Subsidiary, other than Permitted Encumbrances, (v) loan or advance to, or investment in, any Person or any Contract relating to the making of any such loan, advance or investment, (vi) guarantee or other contingent liability in respect of any Indebtedness or obligation of any Person, (vii) management service, consulting or any other similar type Contract or arrangement, (viii) Contract limiting the ability of the Company or such Subsidiary to engage in any line of business or to compete with any Person, (ix) Contract (including letters of intent) involving the future disposition or acquisition of material assets or properties, or any merger, consolidation or similar business combination transaction, (other than this Agreement), (x) Contract involving any joint venture, partnership, strategic alliance, stockholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement, (xi) Contract which by its operation or termination would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, (xii) Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute, (xiii) Contract involving a confidentiality, standstill or similar arrangement, (xiv) Contract not entered into in the Ordinary Course which is not cancelable without penalty within 30 days, or (xv) Contract not listed in response to (i) through (xiv) that is material to the business of the Company and its Subsidiaries taken as a whole.

(b) Except as set forth on Schedule 2.10(b), none of the Company or any Subsidiary thereof is a party to any Contract with any supplier or customer that accounts for more than 2%

of the total purchases or sales or services, as the case may be, of the Company and its Subsidiaries taken as a whole. The relationships of the Company and each of its Subsidiaries, respectively, with each such supplier and customer are good commercial working relationships, and except as set forth on Schedule 2.10(b) no such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or such Subsidiary. None of the Sellers, the Company or any Subsidiary thereof has received any notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with the Company or any Subsidiary thereof, or limit its services, supplies or materials to the Company or any Subsidiary thereof, or its usage or purchase of the services and products of the Company or any Subsidiary thereof either as a result of the transactions contemplated hereby or otherwise.

(c) Each Contract set forth (or required to be set forth) on Schedule 2.10(a) and Schedule 2.10(b) is in full force and effect and there exists no (i) default or event of default by the Company or any Subsidiary thereof, or, to the knowledge of the Sellers, any other party to any such Contract with respect to any material term or provision of any such Contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company or any Subsidiary thereof or, to the knowledge of the Sellers, any other party thereto, with respect to any material term or provision of any such Contract. None of the Company or any Subsidiary thereof has violated (and not cured such violation of) any of the material terms or conditions of any Contract set forth (or required to be set forth) on Schedule 2.10(a) or Schedule 2.10(b) and, to the knowledge of the Sellers, all of the covenants to be performed by any other party thereto have been fully performed in all material respects. The Sellers have made available to the Buyer true, accurate and complete copies, including all amendments, of each Contract set forth (or required to be set forth) on Schedule 2.10(a) and Schedule 2.10(b).

2.11 Restrictive Documents. None of the Sellers, the Company or any Subsidiary thereof is subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, Contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would (a) have a Material Adverse Effect on the Company or any of its Subsidiaries, (b) prevent the purchase and sale of the Membership Interests or the consummation of the transactions contemplated by this Agreement or the other Related Documents, (c) restrict the ability of the Company or any Subsidiary thereof to acquire any property or conduct any business in any area or (d) restrict the ability of the Company or any Subsidiary thereof to make distributions or pay dividends to its securityholders.

2.12 Litigation.

(a) There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the knowledge of the Sellers any investigation by) any Governmental Entity, pending, or, to the knowledge of the Sellers, threatened, against or affecting the Membership Interests, the Company, any Subsidiary thereof or any of their respective properties or rights, and to the knowledge of the Sellers, there is no basis for any such action, suit, proceeding or arbitration. None the Sellers, the Company or any Subsidiary thereof is subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(b) There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the knowledge of the Sellers any investigation by) any Governmental Entity, pending, or, to the knowledge of the Sellers, threatened, against or affecting the Sellers which would materially and adversely affect the right or ability of any Seller to enter into this Agreement and to perform his or her obligations hereunder. No Seller is subject to any judgment, order or decree entered in any lawsuit or proceeding which would materially and adversely affect the right or ability of the Sellers (or any of them) to enter into this Agreement and to perform their obligations hereunder.

2.13 Taxes.

(a) Tax Returns. The Company and its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authorities all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information tax returns) for Taxes (“Tax Returns”) that are required to be filed by, or with respect to, the Company and its Subsidiaries on or prior to the Closing Date. The Tax Returns have accurately reflected and will accurately reflect all liability for Taxes of the Company and its Subsidiaries for the periods covered thereby.

(b) Payment of Taxes. All Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Company and its Subsidiaries for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date (an “Overlap Period”), the portion of such Overlap Period ending on and including the Closing Date (“Pre-Closing Period”) have been timely paid in full or accrued and adequately disclosed and fully provided for in accordance with GAAP either on the Balance Sheet, or with respect to Taxes due after the Balance Sheet Date, on the books and records of the Company and its Subsidiaries made available to the Buyer unless, in each case, any such Taxes were or will be paid by Sellers directly or pursuant to Section 7.2(a).

(c) Other Tax Matters.

(i) Neither the Company nor any of its Subsidiaries (A) has been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality nor is such an audit contemplated or pending and (B) has received any notice from any taxing authority relating to any issue which could affect the Tax liability of the Company or any of its Subsidiaries.

(ii) None of the Company, any of its Subsidiaries or any Primary Seller, and, to the knowledge of the Sellers, none of the other Sellers, (A) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries, (B) is presently contesting the Tax liability of the Company or any of its Subsidiaries before any court, tribunal or agency, (C) has granted a power-of-attorney relating to Tax matters to any person or (D) has applied for and/or received a ruling or determination from a taxing authority regarding a past or prospective transaction of the Company or any of its Subsidiaries.

(iii) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

(iv) All Taxes which the Company and any of its Subsidiaries are (or were) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, member, shareholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(v) No written claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(vi) None of the Company, any of its Subsidiaries, nor any predecessor or Affiliate of any of them is currently a party to any Tax sharing, allocation, indemnification or similar agreement with any other party under which the Buyer, the Company or any of its Subsidiaries could be liable for any Taxes or other claims of such other party after the Closing Date.

(vii) None of the Company’s Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

(viii) There are no material security interests (other than liens for Taxes not yet delinquent) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes.

(ix) No Indebtedness of any of the Company’s Subsidiaries constitutes “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(x) No Seller is a “foreign person” within the meaning of Section 1445 of the Code.

(xi) The Company is and has always been properly classified and taxed as a partnership for U.S. federal tax purposes and applicable state and local tax purposes.

2.14 Insurance. The Company and its Subsidiaries maintain insurance policies that, with respect to their amounts and types of coverage, provide adequate insurance coverage for all risks normally insured against by a Person carrying on the same business as the Company and its Subsidiaries. There has not been any material adverse change in the Company’s or its Subsidiaries’ relationship with their insurers or in the premiums payable pursuant to such policies during the past year.

2.15 Intellectual Property.

(a) Schedule 2.15(a) contains a true, accurate and complete list of all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, registered copyrights and applications for registration thereof, Internet domain names and URLs, material computer software programs necessary to operate the business of the Company and its Subsidiaries as of the date hereof, corporate and business names, trade names and brand names (other than “off-the-shelf” software or other software available through regular commercial distribution channels) used or held for use in the businesses of the Company and its Subsidiaries. Except as indicated on Schedule 2.15(a), the Intellectual Property listed (or required to be listed) on Schedule 2.15(a) has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, or a duly accredited and appropriate domain name registrar, as applicable, and each such registration, filing and issuance remains in full force and effect as of the date hereof. Copies of all items of Company-owned Intellectual Property which have been reduced to writing or other tangible form have been made available for inspection by the Company and its Subsidiaries to the Buyer and its counsel (including true and complete copies of all related licenses, and amendments and modifications thereto).

(b) Except as set forth in Schedule 2.15(b), none of the Company or any Subsidiary thereof is a party to any license or other Contract (other than licenses for “off-the-shelf” software or other software widely available through regular commercial distribution channels on standard terms and conditions), whether as licensor, licensee or otherwise with respect to any Intellectual Property. To the extent any Intellectual Property is used under license in the business of the Company or any Subsidiary thereof, no notice of a material default has been sent or received by the Sellers, the Company or any Subsidiary thereof under any such license that remains uncured. Each such license agreement is a legal, valid and binding obligation of the Company or such Subsidiary thereof, as applicable, and, to the knowledge of the Sellers, each of the other parties thereto, enforceable in accordance with the terms thereof.

(c) Except as set forth in Schedule 2.15(c), the Company or any of its Subsidiaries owns or has a license to use Company-owned Intellectual Property (including all of the Company-owned Intellectual Property set forth (or required to be set forth) on Schedule 2.15(a)), free and clear of all Encumbrances, without obligation to pay any royalty or any other fees with respect thereto. The Company’s and each of its Subsidiaries’ use of the Company-owned Intellectual Property, including the general conduct and operations of the business of the Company and its Subsidiaries, does not violate, infringe, misappropriate or misuse any Intellectual Property rights of any third party. None of the Company-owned Intellectual Property has been canceled, abandoned or otherwise terminated and all renewal and maintenance fees in respect thereof have been duly paid. There are no actions that must be taken or payments that must be made by the Company or any Subsidiary thereof within 180 days following the Closing Date that, if not taken, will adversely affect the Company-owned Intellectual Property. The Company or a Subsidiary thereof has the exclusive right to file, prosecute and maintain all applications and registrations, if any, with respect to the Intellectual Property that is owned by the Company or a Subsidiary thereof.

(d) None of the Sellers, the Company or any of its Subsidiaries has received any written notice or claim from any third party challenging the right of the Company or any Subsidiary to use any of the Company-owned Intellectual Property. The Company-owned Intellectual Property listed (or required to be listed) on Schedule 2.15(a) and Schedule 2.15(b) constitutes all the Intellectual Property necessary to operate the Company and each Subsidiary thereof in the manner in which it is presently operated (other than licenses for “off-the-shelf” software or other software widely available through regular commercial distribution channels on standard terms and conditions).

(e) Except as set forth on Schedule 2.15(e), none of the Company or any Subsidiary thereof has made any claim in writing of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of the Company or any its Subsidiaries) of its rights to, or in connection with any Intellectual Property. None of the Company or any Subsidiary thereof has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the Ordinary Course.

(f) There are no pending or, to the knowledge of the Sellers, threatened claims by any third party of a violation, infringement, misuse or misappropriation by the Company or any Subsidiary thereof of any Intellectual Property owned by any third party, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in the Company-owned Intellectual Property. To the knowledge of the Sellers, no valid basis exists for any such claim.

(g) There are no interferences or other contested proceedings, either pending or, to the knowledge of the Sellers, threatened, in the United States Copyright Office, the United States Patent and Trademark Office or any governmental authority (foreign or domestic) relating to any pending application with respect to the Company-owned Intellectual Property.

(h) The Company and each Subsidiary thereof has secured valid written assignments from all consultants, members and employees who contributed to the creation or development of the Company-owned Intellectual Property of the rights to such contributions that the Company or any Subsidiary thereof does not already own by operation of law.

(i) The Company and each Subsidiary thereof has taken all reasonably necessary steps to protect and preserve the confidentiality of all of its trade secrets, know-how, source codes, databases, customer lists, schematics, ideas, algorithms and processes and all use, disclosure or appropriation thereof by or to any third party has been pursuant to the terms of a written agreement between such third party and the Company and each Subsidiary thereof. Neither the Company nor any Subsidiary thereof has breached any agreements of non-disclosure or confidentiality.

(j) Each of the material computer software programs used or held for use in the business of the Company and each Subsidiary thereof (other than licensed “off-the-shelf” software or other software widely available through regular commercial distribution channels on standard terms and conditions) (i) is, to the Sellers’ knowledge, free from any material software defect or material programming error (“Bugs”), other than Bugs the existence of which is not inconsistent with commercially reasonable standards of software program operations, (ii) runs in a commercially reasonable manner, (iii) conforms in all material respects to the specifications thereof, and, (iv) with respect to each of such computer software programs owned by the Company and each Subsidiary thereof, the applications can be compiled from their associated source code without undue burden. The Company and each Subsidiary thereof has made all documentation relating to the use, maintenance and operation of the material computer software programs used or held for use in the businesses of the Company and each Subsidiary thereof available to the Buyer, all of which are true, accurate and complete.

(k) None of the Company or any Subsidiary thereof has entered into any Contract or other arrangement with any Seller concerning any portion of the Company-owned Intellectual Property.

(l) For the twelve month period prior to the Closing Date, the Internet domain names and URLs (as defined in the definition of Intellectual Property) of the Company and each Subsidiary thereof listed in Schedule 2.15(a), except as set forth on Schedule 2.15(g), direct and resolve to the appropriate Internet protocol addresses and are and have been accessible to Internet users substantially twenty-four (24) hours per day, seven (7) days per week (“24/7”) and are and have been operational for downloading content on a substantially 24/7 basis. The Company or a Subsidiary thereof has fully operational backup copies of the Sites (and all related software, databases and other information), made from the current versions of the Sites as accessible to Internet users. The Sellers have no reason to believe that the Sites will not operate or will not continue to be accessible to Internet users on a substantially 24/7 basis consistent with past practice and experience of the Company and each Subsidiary thereof.

2.16 Compliance with Laws.

(a) The Company and each of its Subsidiaries is and has been in compliance with all applicable laws, regulations, orders, judgments and decrees and each third-party investigator utilized by the Company or any of its Subsidiaries has been in compliance with all applicable laws, regulations, orders, judgments and decrees in connection with the services provided by such third-party investigator to or on behalf of the Company or any of its Subsidiaries. Neither any of the Sellers nor the Company or any Subsidiary has received any notice or information that any violation of the foregoing is being or may be alleged. Without limiting the generality of the preceding sentence, neither the Company nor any Subsidiary (or any third-party investigator utilized by the Company or any of its Subsidiaries, to the extent of services provided to or on behalf of the Company or any of its Subsidiaries) has violated any credit reporting, privacy (including the solicitation of customers who have elected under applicable law to prevent the sharing of personal information), data protection, publicity, advertising or similar federal, state or local law of any kind in the United States or any other nation (including the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq and the Driver’s Privacy Protection Act of 1994, 18 U.S.C. §§ 2771 et seq), nor has the Company or any Subsidiary received notice of any such violation, and the Company is not aware of any facts that would give rise to such a violation. Each Seller is and has been in compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to so comply would not, individually or in the aggregate, materially and adversely affect the right or ability of such Seller to enter into this Agreement and to perform his or her obligations hereunder.

(b) The Company and each Subsidiary is and has been in compliance with all applicable private investigator laws and regulations. Each third-party investigator utilized by the Company or any of its Subsidiaries has been in compliance with all applicable private investigator laws and regulations in connection with the services provided by such third-party investigator to or on behalf of the Company or any of its Subsidiaries.

(c) The Company and each Subsidiary has written procedures to assure maximum possible accuracy of the information concerning the individuals about whom the Company or such Subsidiary provides reports to its customers. Neither the Company nor any Subsidiary provides any adverse information unless it has followed reasonable procedures to obtain confirmation of the information from an additional source that has independent and direct knowledge of the information, or the person that provided the information is the best possible source of the information.

(d) The Company and each Subsidiary has verified the identity of and the licenses of its employees and has conducted the necessary background checks on such Persons.

(e) Set forth on Schedule 2.16(e) is a true, accurate and complete list of all licensed private investigators which are employees of the Company.

(f) The Company and each Subsidiary has all bonds and insurance coverage required by law or regulation. Each such bond or insurance policy held by the Company or a Subsidiary can be renewed or transferred in the Ordinary Course by the Company or such Subsidiary. Any applications for the renewal of any such bond or insurance policy which are due have been timely made or filed by the Company or such Subsidiary.

2.17 Governmental Licenses. Each of the Company, its Subsidiaries and each of its employees have all governmental licenses, permits, franchises, approvals, permits and other authorizations of, and has made all registrations and or filings with, all Governmental Entities (the “Licenses”), necessary to own, lease and operate the properties of the Company and to enable the Company to carry on its business as presently conducted. For each state and/or jurisdiction where the Company carries on its business, the Company maintains in effect the individual agent, agency or any other Licenses that may be required by that jurisdiction for the Company’s employees, agents, and offices to conduct its business. Set forth on Schedule 2.17 is a true, accurate and complete list of all Licenses held by the Company, its Subsidiaries, any employee of the Company or its Subsidiaries (in such employee’s capacity as an employee), or any third-party private investigator of the Company. All Licenses held by the Company, its Subsidiaries, its employees and its third-party private investigators are in full force and effect. Each License held or sponsored by the Company can be renewed in the Ordinary Course by the Company. Any applications for the renewal of any such License which are due have been timely made or filed by the Company. Neither any of the Sellers nor the Company has received notice of any proceeding for suspension or revocation of, or similar proceedings with respect to, any such License and no fact or circumstance exists that could form the basis for any such proceedings. No jurisdiction has demanded or requested that the Company qualify or become licensed as a foreign corporation. Except as set forth on Schedule 2.17, no jurisdiction or governmental entity has demanded or requested that the Company be licensed or obtain a license, permit, registration, administrative approval or any similar authorization to perform any and all services provided by the Company.

2.18 Labor Matters. Each of the Company and its Subsidiaries has been and is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. No union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. §151 et. seq.) existing or threatened with respect to the operations of the Company or any Subsidiary thereof. Neither the Company nor any Subsidiary thereof is subject to or bound by any collective bargaining or labor union agreement applicable to any Person employed by the Company or such Subsidiary and no collective bargaining or labor union agreement is currently being negotiated by the Company or any Subsidiary thereof. Neither the Company nor any Subsidiary thereof has experienced any material labor difficulty or work stoppage during the last three years.

2.19 Employee Benefit Plans.

(a) List of Plans. Set forth in Schedule 2.19(a) is an accurate and complete list of all (i) “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); (ii) bonus (including any bonus pool), stock option, stock purchase, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”), under Section 501(c)(9) of the Code, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance Contracts or agreements, in each case for active, retired or former employees, members, directors or managers, whether or not any such plans, programs, arrangements, commitments, Contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA, that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any of its Subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 2.19, any predecessors to the Company or such Subsidiary and all employers (whether or not incorporated) that would be treated together with the Company or such Subsidiary as a single employer (1) within the meaning of Section 414 of the Code, or (2) as a result of the Company or such Subsidiary being or having been a general partner of any such employer), since November 1, 1992 (“Employee Benefit Plans”).

(b) Status of Plans. Each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable laws, including ERISA and the Code, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable laws, including ERISA and the Code. No complete or partial termination of any Employee Benefit Plan has occurred since November 1, 1992, or is expected to occur except as contemplated by Section 5.1. Except as contemplated by Section 5.1, neither the Company nor any of its Subsidiaries has any commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan. No condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan. No event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof. The 401(k) Plan Termination has been effected.

(c) No Pension Plans. No Employee Benefit Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither the Company nor any of its Subsidiaries has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any “multiple employer plan” (within the meaning of the Code or ERISA) or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(d) Liabilities. Neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan which is a “group health plan” (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) that has not been administered and operated in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, except to the extent such noncompliance would not result in material liability, and neither the Company nor any of its Subsidiaries is subject to any material liability, including additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation. No Employee Benefit Plan that is such a group health plan is a “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA. Each Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Employee Benefit Plan meets the requirements of the Code applicable thereto. Neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan which is an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) that has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed. No Employee Benefit Plan holds as an asset any real property or any illiquid asset.

Except as required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and neither the Company nor any of its Subsidiaries has any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service. Neither the Company nor any of its Subsidiaries has any unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code. No Employee Benefit Plan holds as an asset any interest in any annuity Contract, guaranteed investment Contract or any other investment or insurance Contract, policy or instrument issued by an insurance company that, to the knowledge of the Sellers, is or may be the subject of bankruptcy, conservatorship, insolvency, liquidation, rehabilitation or similar proceedings.

Neither the Company nor any of its Subsidiaries has incurred any material liability for any tax or excise tax arising under Chapter 43 of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such material liability.

There are no actions, suits, claims or disputes pending, or, to the knowledge of the Sellers, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated or expected to be asserted against the Company, any Subsidiary of the Company or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. No Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

(e) Contributions. Full payment has been timely made of all amounts which the Company or any of its Subsidiaries is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company or any of its Subsidiaries is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and to the knowledge of the Sellers no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. Each of the Company and its Subsidiaries has made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable law or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

(f) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has, as currently in effect, been determined to be so qualified by the IRS. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has, as currently in effect, been determined to be so exempt by the IRS. Each VEBA has been determined by the IRS to be exempt from Federal income tax under Section 501(c)(9) of the Code. Since the date of each most recent determination referred to in this paragraph (f), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust or VEBA.

(g) Transactions. None of the Company, its Subsidiaries and their respective directors, officers, members, managers, employees or, to the knowledge of the Sellers, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

(h) Triggering Events. The execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director or member or manager of the Company or any of its Subsidiaries. No Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

(i) Documents. The Sellers have caused the Company and its Subsidiaries to deliver or cause to be delivered to the Buyer and its counsel true and complete copies of all material documents in connection with each Employee Benefit Plan, including (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code; (v) the annual report on IRS Form 5500-series or 990 for each of the last three years for each Employee Benefit Plan required to file such form; (vi) the most recently prepared financial statements for each Employee Benefit Plan for which such statements are required; and (vii) all Contracts and agreements relating to each Employee Benefit Plan, including service provider agreements, insurance Contracts, annuity Contracts, investment management agreements, subscription agreements, participation agreements, and record keeping agreements and collective bargaining agreements.

2.20 No Changes Since Balance Sheet Date. Except as expressly contemplated by this Agreement, or as set forth on Schedule 2.20, since the Balance Sheet Date neither the Company nor any Subsidiary thereof has (a) incurred any Indebtedness or liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the Ordinary Course, (b) permitted any of its assets to be subjected to any Encumbrance (other than Permitted Encumbrances), (c) sold, transferred or otherwise disposed of any assets, except in the Ordinary Course (d) made any capital expenditure or commitment therefor, (e) declared or made any distribution to its members or shareholders or declared or paid any dividend or made any distribution on any membership interests or shares of its capital stock, (f) redeemed, purchased or otherwise acquired any membership interests or shares of its capital stock, (g) granted or issued any option, warrant or other right to purchase or acquire any membership interests or shares of its capital stock, (h) made any bonus or profit sharing distribution or payment of any kind, (i) increased its Indebtedness, except current borrowings from banks in the Ordinary Course, or made any loan or advance to any Person, (j) written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course charged to applicable reserves, none of which individually or in the aggregate is material to the Company and its Subsidiaries, taken as a whole, (k) delayed paying any accounts payable, (l) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee, except in the Ordinary Course, (m) canceled or waived any claims or rights of material value, (n) made any change in any method of accounting or auditing practice, (o) otherwise conducted its business or entered into any material transaction, except in the Ordinary Course, (p) amended or restated its certificate of formation or limited liability company agreement, its charter or by-laws (or comparable organizational or governing documents), (q) entered into, materially amended or supplemented, or become subject to, any Contract of a type described in Section 2.10(a) or (b) except, in each case, to the extent already set forth on Schedule 2.10(a) or (b), or (r) agreed, whether or not in writing, to do any of the foregoing.

2.21 Liabilities. Neither the Company nor any Subsidiary has any claims, obligations, liabilities or Indebtedness, whether absolute, accrued, contingent or otherwise, except for (a) claims, obligations, liabilities or Indebtedness set forth in the Balance Sheet or specifically disclosed in the footnotes thereto and (b) accounts payable to trade creditors and accrued expenses incurred subsequent to the Balance Sheet Date in the Ordinary Course and that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company or any of its Subsidiaries.

2.22 Consents and Approvals; No Violations. The execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby by the Sellers, the Company and/or any Subsidiary thereof will not (a) violate any provision of the articles or certificate of incorporation or formation or the bylaws or limited liability company agreement (or equivalent organizational documents) of the Company or any Subsidiary thereof, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any Governmental Entity applicable to the Sellers or the Company or any Subsidiary thereof, (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity having authority over the Sellers, the Company or any Subsidiary thereof or (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any Subsidiary thereof under, any of the terms, conditions or provisions of any Contract to which the Sellers, the Company and/or any Subsidiary thereof is a party, or by which they or any of their respective properties or assets may be bound.

2.23 Disclosure. None of this Agreement, the Schedules, Exhibits and certificates attached or provided hereto, and, to the knowledge of the Sellers, the documents delivered or made available to the Buyer and its representatives pursuant hereto by the Sellers, the Company or any Subsidiary thereof, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Sellers relating to the Company, any of its Subsidiaries or the Membership Interests which would have a Material Adverse Effect on the Company or any of its Subsidiaries, and which has not been disclosed in a Schedule, Exhibit or certificate attached hereto or provided herewith.

2.24 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of any Seller, the Company or any of its Subsidiaries is, or will be, entitled to any commission or broker’s or finder’s fees from the Buyer or any of its Affiliates (including, following the Closing, the Company and its Subsidiaries) in connection with any of the transactions contemplated by this Agreement.

2.25 Interests in Clients, Suppliers, Etc.; Affiliate Transactions. Except as set forth on Schedule 2.25, (a) there are no Contracts, liabilities or obligations between the Company or any of its Subsidiaries, on the one hand, and either (i) any Seller or any Affiliate of any Seller (other than the Company and such Subsidiaries), or (ii) any other Affiliate of the Company or its Subsidiaries, on the other hand and (b) none of the Sellers, the Affiliates of the Sellers, or the officers and directors of the Company and the Subsidiaries thereof possesses, directly or indirectly, any financial interest in, or is a member, director, officer, employee or consultant of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company or any of its Subsidiaries. Ownership of securities of a company with a class of securities registered under the Securities Exchange Act of 1934, as amended, of 1% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.25.

2.26 Bank Accounts and Powers of Attorney. Set forth on Schedule 2.26 is an accurate and complete list showing (a) the name and address of each bank in which the Company or any Subsidiary thereof has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from the Company or any Subsidiary thereof, including a summary statement of the terms thereof.

2.27 Accounts Receivable. The amount of all accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of the Company or any Subsidiary thereof as being due to the Company or such Subsidiary as at the Closing Date are valid, have been recorded in accordance with GAAP and will be good and collectible in full in the ordinary course of business and, in any event, not later than one year after the date hereof..

2.28 Environmental Matters. (a) the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws and has obtained, and is in compliance with, all permits required of it under applicable Environmental Laws, (b) there are no claims, proceedings, investigations or actions by any Governmental Entity or other Person or entity pending, or, to the knowledge of the Sellers, threatened, against the Company or any of its Subsidiaries under any Environmental Law and (c) there are no facts, circumstances or conditions relating to the past or present business or operations of the Company and its Subsidiaries (including the disposal of any wastes, hazardous substances or other materials) or to any past or present real property and improvements owned (directly, indirectly or beneficially), leased, used, operated or occupied by the Company or any of its Subsidiaries, that would give rise to any claim, proceeding or action, or to any liability, under any Environmental Law.

2.29 Accredited Investor Status. Each Seller receiving a Convertible Note is an Accredited Investor.

SECTION 3.

REPRESENTATIONS OF THE BUYER

The Buyer represents, warrants and agrees in favor of the Sellers, as of the date hereof (unless a representation or warranty speaks as of a specific date, in which case, as of such date), as follows:

3.1 Existence and Good Standing; Binding Effect; Power. The Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware. This Agreement, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement by the other parties hereto, has been duly executed and delivered by the Buyer and constitutes the valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. The Buyer has the corporate power and authority to execute and deliver this Agreement and the Related Documents, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Documents by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by the Buyer’s board of directors, and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and the Related Documents or to consummate the transactions contemplated hereby and thereby.

3.2 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of the Buyer is, or will be, entitled to any commission or broker’s or finder’s fees from any of the Parties or from any of their Affiliates, in connection with any of the transactions contemplated by this Agreement.

3.3 Litigation. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the knowledge of the Buyer any investigation by) any Governmental Entity, pending, or, to the knowledge of the Buyer, threatened, against or affecting the Buyer which would materially and adversely affect the right or ability of the Buyer to enter into this Agreement and to purchase the Membership Interests hereunder. The Buyer is not subject to any judgment, order or decree entered in any lawsuit or proceeding which would materially and adversely affect the right or ability of the Buyer to enter into this Agreement and to purchase the Membership Interests hereunder.

3.4 Compliance with Laws. The Buyer is and has been in full compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to so comply would not, individually or in the aggregate, materially and adversely affect the right or ability of the Buyer to enter into this Agreement and to purchase the Membership Interests hereunder.

3.5 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby by the Buyer will not (a) violate, conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of the Buyer, (b) violate, conflict with or result in a breach of any statute, ordinance, rule, regulation, order or decree of any court or any Governmental Entity applicable to the Buyer, (c) require by the Buyer any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity having authority over the Buyer, or (d) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination, cancellation or amendment or in a right of termination, cancellation or amendment of, accelerate the performance required by or benefit obtainable under, or result in the triggering of any payment, penalty or other obligations pursuant to any material contract of the Buyer.

3.6 FADV Promissory Notes and Convertible Notes. The Promissory Notes and Convertible Notes delivered or to be delivered pursuant to Section 4.2 of this Agreement are authorized and validly executed and delivered, and are valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms. The FADV Common Shares deliverable by the Buyer upon conversion of the Convertible Notes are authorized and, when delivered by the Buyer upon conversion of the Convertible Notes, will be validly issued, fully paid and nonassessable.

3.7 Public Reports. The Buyer is, and has been in material compliance with all applicable filing obligations under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, since the Buyer’s formation on May 14, 2003 (all such filings, as amended or supplemented, are referred to collectively as, the “Buyer Reports”). Each of the audited financial statements and related schedules and notes thereto and unaudited interim financial statements of the Buyer contained in the Buyer Reports (or incorporated therein by reference) were prepared in accordance with GAAP (except in the case of interim unaudited financial statements) except as noted therein, and fairly present in all material respects the consolidated financial position of the Buyer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject (in the case of interim unaudited financial statements) to normal year-end audit adjustments. The material Buyer Reports (including all financial statements included therein and all exhibits and schedules thereto and all documents incorporated by reference therein) did not, as of the date of effectiveness in the case of a registration statement, the date of mailing in the case of a proxy or information statement and the date of filing in the case of other material Buyer Reports, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 4.

THE TRANSACTION

4.1 Sale of Membership Interests.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each Seller agrees to sell, assign, transfer and deliver to the Buyer (or its designee reasonably acceptable to Sellers) on the Closing Date, and the Buyer agrees to purchase (or cause its designee to purchase) from such Seller on the Closing Date, all of the interests of such Seller in the Company, which interests are represented by the percentage of the Membership Interests set forth opposite the name of such Seller on Schedule 1 under the heading “Percentage of Membership Interests”.

(b) The certificate or certificates representing the Membership Interests, if any, shall be duly endorsed in blank, or each Seller will execute and deliver to the Buyer documentation in form acceptable to the Buyer transferring the Membership Interests to the Buyer.

(c) Each Seller agrees to cure any deficiencies with respect to the endorsement of the certificate or certificates representing any Membership Interests, or with respect to the documentation transferring the Membership Interests to the Buyer.

4.2 Closing Date Purchase Price. In consideration for the purchase by the Buyer (or its designee) of the Membership Interests, the Buyer shall pay to the Sellers on the Closing Date an aggregate purchase price equal to $15,500,000 (the “Purchase Price”), payable as follows:

(a) to each Seller, cash by bank check or by wire transfer of immediately available funds in the amount specified on Schedule 1 opposite such Seller’s name under the heading “Cash Consideration” to such account at a commercial bank located within the continental United States as such Seller shall designate in writing not later than two (2) business days prior to the Closing Date;

(b) to each Seller, a promissory note (“Promissory Note”) issued by the Buyer, and guaranteed by The First American Corporation, in the principal amount set forth on Schedule 1 opposite such Seller’s name under the heading “Note Consideration”, payable in twelve (12) quarterly installments of principal and interest, bearing interest at a rate of four percent (4%) per annum and otherwise in the form attached hereto as Exhibit A; and

(c) to each Seller, a Convertible Note issued by the Buyer, and guaranteed by The First American Corporation, in the principal amount set forth on Schedule 1 opposite such Seller’s name under the heading “Convertible Note Consideration”, in the form attached hereto as Exhibit B.

4.3 Closing. The closing of the purchase and sale of the Membership Interests hereunder (the “Closing”) shall take place on the date of this Agreement at the offices of White & Case LLP at 633 West Fifth Street, Los Angeles California 90071, or such other date and/or location as the Sellers and the Buyer shall mutually agree (the “Closing Date”).

SECTION 5.

CERTAIN COVENANTS

5.1 Plans. Subject to the requirements, if any, of applicable law and obtaining approvals, if any, of Governmental Entities, prior to the Closing Date, the Sellers shall have caused the management committee of the Company to have passed a resolution providing for the termination of the 401(k) plan of the Company and its Subsidiaries as of the day immediately preceding the Closing Date (the “401(k) Plan Termination”).

5.2 Resale Registration Statement. During the Resale Period (as defined in the Convertible Note), the Buyer shall prepare and file with the SEC such amendments, modifications and/or supplements to the Resale Registration Statement (as defined in the Convertible Note) and the prospectus contained therein as may be necessary to comply with the provisions of the Securities Act of 1933, as amended, with respect to the disposition of all securities covered by such registration statement, provided, however, that the Buyer may postpone, for up to 120 days, the filing of such amendment, modification and/or supplement otherwise required to be prepared and filed if, at such time the Buyer’s board of directors determines in good faith that such amendment, modification or supplement would require disclosure of material information that would have a material adverse effect on the Buyer and promptly gives the holders of Convertible Notes notice of that determination (it being understood, however, that, in any such event, Buyer shall use commercially reasonable efforts to minimize the period of time during which Buyer must refrain from making such amendment, modification or supplement); provided, further, however, that any such postponement shall be for a period of not more than 120 days and shall occur no more than once in any twelve month period. During the Resale Period, the Buyer shall furnish to holders of Convertible Notes such reasonable number of copies of the Resale Registration Statement, preliminary prospectus, final prospectus and such other documents as such holders may reasonably request in order to facilitate the sale of the Conversion Shares (as defined in the Convertible Notes). During the Resale Period, the Buyer shall notify the holders of the Convertible Notes of the happening of any event as a result of which the prospectus included in the Resale Registration Statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, provided, however, that the Buyer shall have no obligation to describe or provide any information regarding such event to the holders of the Convertible Notes.

5.3 Liquidation of Entity. Within 15 business days after the date hereof, Andrew Levetown and Mark Carter will cause the dissolution of CoreFacts Resources, Inc., a Virginia corporation.

SECTION 6.

INDEMNIFICATION

6.1 Survival of Representations. The representations and warranties of the Parties contained in Sections 2 and 3 (and in any Schedule or Exhibit attached hereto or certificate delivered in connection with the Closing) shall survive the Closing until April 30, 2006; provided, however, that (a) the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.24, 3.1, 3.2 and 3.6 shall survive indefinitely and (b) the representations and warranties contained in Sections 2.13, 2.19, 2.28 and 2.29 shall survive until ninety (90) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

6.2 Indemnification.

(a) The Sellers agree to jointly and severally indemnify and hold the Buyer and its Subsidiaries and Affiliates (including, after the Closing, the Company and its Subsidiaries) and each of their respective partners, directors, officers, members, managers, shareholders, employees and agents and any successors and assigns (each, a “Buyer Indemnified Party”) harmless, from and against any and all claims, losses, liabilities, disbursements, obligations, damages, costs, interest and out-of-pocket expenses (including reasonable attorney fees)

(collectively, “Losses”) suffered, incurred or paid, directly or indirectly, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by the Sellers in Section 2 of this Agreement (or in any Schedule or Exhibit attached hereto or certificate delivered by the Sellers in connection with the Closing) to be true and correct in all respects as of the date hereof, (ii) any breach or nonperformance of any covenants or agreements made by the Sellers in or pursuant to this Agreement, and (iii) the Consumer Use Tax audit by the State of Virginia of which the Company received notice in a letter dated April 19, 2004.

(b) The Buyer agrees to indemnify and hold the Sellers harmless, from and against any and all Losses suffered, incurred or paid, directly or indirectly, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by the Buyer in Section 3 of this Agreement (or in any Schedule or Exhibit attached hereto or certificate delivered by the Buyer in connection with the Closing) to be true and correct in all respects as of the date hereof and (ii) any breach or nonperformance of any covenants or agreements made by the Buyer in or pursuant to this Agreement.

(c) Except as set forth below in this paragraph, the sole recourse and remedy of each Buyer Indemnified Party for the failure of any representation or warranty made by the Sellers in Section 2 of this Agreement (or in any Schedule or Exhibit attached hereto or certificate delivered by the Sellers in connection with the Closing) to be true and correct in all respects as of the date hereof (unless a representation speaks as of a specific date, in which case, as of such date), shall be under the provisions of and to the extent provided in this Section 6. The Buyer shall comply with this Section 6.2(c) and will not assert any such inaccuracy or seek any recourse or remedy in respect thereof other than under the provisions of this Section 6. Notwithstanding the foregoing, the sole recourse and remedy of each Buyer Indemnified Party for the failure of any representation or warranty made by Sellers in Section 2.13 (regarding Taxes) of this Agreement to be true and correct in all respects as of the date hereof (unless such representation speaks as of a specific date, in which case, as of such date) shall be under the provisions of and to the extent provided in Section 7.6.

(d) The sole recourse and remedy of the Sellers for the failure of any representation or warranty made by the Buyer in Section 3 of this Agreement (or in any Schedule or Exhibit attached hereto or certificate delivered by the Buyer in connection with the Closing) to be true and correct in all respects as of the date hereof (unless a representation speaks as of a specific date, in which case, as of such date), shall be under the provisions of and to the extent provided for in this Section 6. The Sellers shall comply with this Section 6.2(d) and the Sellers will not assert any such inaccuracy or seek any recourse or remedy in respect thereof other than under the provisions of this Section 6.

(e) The obligations to indemnify and hold harmless pursuant to this Section 6.2 shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 6.1, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof.

(f) The amount of any Losses for which indemnification is provided under Section 6.2 or Section 7.6 shall be reduced by any amounts recovered by the Indemnified Party under insurance policies with respect to such Losses. If any such recovery occurs after payment by the

Indemnifying Party of any amounts otherwise required to be paid pursuant to Section 6.2 or Section 7.6, the Indemnified Party shall repay to the Indemnifying Party, within 30 Business Days of such recovery, any amount the Indemnifying Party would not have had to pay pursuant to Section 6.2 or Section 7.6 had such recovery occurred prior to the time of such payment. Notwithstanding the foregoing, the Indemnified Party shall not, under any circumstances, be obligated to make any insurance claims relating to any claim, liability or Losses for which indemnification is provided under Section 6.2 or Section 7.6.

6.3 Indemnification Procedure.

(a) Within a reasonable period of time after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 6.2 or Section 7.6 hereof (each, an “Indemnified Party”), including, any claim by a third party described in Section 6.4, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Certificate”), which Certificate shall:

(i) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within ten (10) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then such dispute shall be settled by arbitration in Tampa, Florida in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. There shall be three arbitrators, one to be chosen by each of the Indemnified Party and the Indemnifying Party directly at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each arbitrator shall be an attorney (i) whose primary practice area is mergers and acquisitions, (ii) with at least fifteen years of practice experience and (iii) that is a partner of a law firm consisting of at least 200 attorneys. Each party shall pay the fees of the arbitrator it selects and of its own attorneys and the expenses of its witnesses, and all other fees and costs shall be borne equally by the Buyer on the one hand and the Sellers on the other. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction and no Party shall object to the entry of such award.

(c) Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within ten (10) days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 6.3(b), claims for Losses the validity and amount of which have been the subject of arbitration as described in Section 6.3(b), or shall have been settled with the consent of the Indemnifying Party, as described in Section 6.4, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party (except in the case where a payment has been already effected pursuant to Section 6.5) an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) business days prior to such payment.

6.4 Third Party Claims. If a claim by a third party is made against any Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Section 6, such Indemnified Party shall promptly notify the Indemnifying Party of such claims; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof and the Indemnified Party shall cooperate with it in connection therewith; provided, that (a) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party and (b) the Indemnifying Party shall promptly be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges its indemnity obligation and assumes and holds such Indemnified Party harmless from and against the full amount of any Loss resulting therefrom; provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks an injunction or equitable relief against the Indemnified Party; (iii) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (iv) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (x) the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (y) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, or (z) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Section 6 and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.

6.5 Set-Off. The Buyer may (but shall not be obligated to) set off the amount of any Agreed Claim against any amount (including the amount of any Losses under Section 6.2(b)) which any Seller may be entitled to hereunder, including any amounts outstanding under any Promissory Note (but not under any Convertible Note). The Buyer and Sellers agree that, for Tax purposes, any amounts set off by Buyer against any amounts due and owing under any Promissory Note shall be treated as paid by Buyer to the applicable Seller pursuant to the terms of the applicable Promissory Note and then repaid by the applicable Seller to the Buyer pursuant to Section 6.2(a) or Section 7.6, as applicable.

6.6 Limitations. Neither the Buyer on the one hand, nor Sellers, on the other hand, shall be liable under Section 6.2(a)(i) or Section 6.2(b)(i), respectively, for any Losses unless and until the aggregate amount of all such Losses otherwise due to an Indemnified Party with respect to a claim or claims exceeds an accumulated total of $250,000, and thereafter the total amount of all such Losses in excess of such $250,000 shall be indemnifiable; provided, however that this sentence shall not be applicable to Losses suffered, incurred or paid, directly or indirectly, as a result of, in connection with or arising out of the failure of the representations and warranties made by Sellers in Section 2.27. Sellers shall not be liable under Section 6.2(a)(i) for any Losses suffered, incurred or paid, directly or indirectly, as a result of, in connection with or arising out of the failure of the representations and warranties made by Sellers in Section 2.27 unless and until the aggregate amount of all such Losses otherwise due to an Indemnified Party with respect to a claim or claims exceeds an accumulated total of $500,000, and thereafter the total amount of all such Losses in excess of such $500,000 shall be indemnifiable. Neither (a) the aggregate liability of the Sellers under Section 6.2(a)(i), nor (b) the aggregate liability of the Buyer under Section 6.2(b)(i), shall in any event exceed $7,500,000, respectively. Notwithstanding anything in this Agreement (except for the last two sentences of this Section 6.6) and/or the Related

Agreements to the contrary, in no event shall any Seller be liable under Section 6.2(a)(i) for an amount that exceeds the aggregate amount of the consideration received by such Seller under Section 4.2. In no event shall any party be liable for any incidental, consequential, indirect or special losses or damages (including, without limitation, lost profits, lost revenues and loss of business, whether foreseeable or not). The limitations set forth in this Section 6.6 shall not apply with respect to the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.5(c), 2.13, 2.19, 2.24, 2.28, 2.29, 3.1, 3.2 and 3.6. For the avoidance of doubt, the limitations set forth in this Section 6.6 shall also not apply to Losses indemnifiable pursuant to Section 6.2(a)(ii) or Section 6.2(b)(ii).

SECTION 7.

TAX MATTERS

7.1 Tax Returns.

(a) The Sellers shall have the exclusive authority and obligation to prepare on behalf of the Company and its Subsidiaries and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and its Subsidiaries that are due with respect to any taxable year or other taxable period ending on or prior to the Closing Date and shall pay any Taxes due in respect of such Tax Returns; provided, however, that such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries with respect to such items except as otherwise required by law; and provided further that the Sellers shall permit the Buyer to review and comment on each such Tax Return a reasonable period of time prior to filing. All such Tax Returns shall not be filed without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed.

(b) Except as provided in Section 7.1(a) above, the Buyer shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns (including amended Tax Returns and claims for refunds (subject to Section 7.4)) of the Company and its Subsidiaries; provided, however, with respect to Tax Returns to be filed by the Buyer pursuant to this Section 7.1(b) for an Overlap Period, items set forth on such Tax Returns shall be treated in a manner consistent with the past practices of the Company and its Subsidiaries with respect to such items unless otherwise required by law; and provided further that the Buyer shall permit the Primary Sellers to review and comment on each Tax Return to be filed by the Buyer pursuant to this Section 7.1(b) for an Overlap Period.

7.2 Payment of Taxes.

(a) The Sellers shall be responsible and liable for the timely payment of any and all Taxes imposed on or with respect to the properties, income and operations of the Company and its Subsidiaries for all Pre-Closing Periods, including the portion of the Overlap Period up to and including the Closing Date. In addition, the Sellers shall pay the Buyer the amount of any Taxes allocated to the Sellers pursuant to Section 7.2(b) below (to the extent that the Sellers are liable therefor and to the extent not already paid by the Sellers on or before the Closing Date) five (5) business days prior to the due date of such Taxes, unless such Taxes are payable directly by the Sellers, in which case, each applicable Seller shall pay such Taxes directly to the applicable Tax authority on or prior to the due date of such Taxes.

(b) All Taxes and Tax liabilities with respect to the income, property or operations of the Company or any of its Subsidiaries that relate to the Overlap Period shall be apportioned between the Sellers and the Buyer as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Company and its Subsidiaries as though the taxable year of the Company or any relevant Subsidiary terminated at the close of business on the Closing Date. The Sellers shall be liable for Taxes of the Company and its Subsidiaries that are attributable to the portion of the Overlap Period ending on and including the Closing Date and the Buyer shall be liable for Taxes of the Company and its Subsidiaries that are attributable to the portion of the Overlap Period beginning on the day following the Closing Date.

(c) All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes imposed in connection with the sale of the Membership Interests or any other transaction that occurs pursuant to this Agreement shall be borne 50% by the Buyer and 50% by the Sellers.

7.3 Controversies.

(a) The Buyer shall promptly notify the Sellers upon receipt by the Buyer or any Affiliate of the Buyer (including the Company and its Subsidiaries after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which Sellers may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). The Sellers, at their option and sole expense, shall have the authority to represent the interests of the Company and its Subsidiaries with respect to any Tax Matter before the IRS, any other taxing authority, any other governmental agency or authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, however, that neither the Sellers nor any of their Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of the Buyer, the Company or any of its Subsidiaries or any Affiliate of the foregoing for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. The Sellers shall keep the Buyer informed with respect to the status and nature of any Tax Matter. The Sellers shall, in good faith, allow the Buyer, at its sole expense, to make comments to the Sellers regarding the conduct of or positions taken in any such proceeding, provided that the Sellers shall make the ultimate decision regarding the conduct or positions to be taken. In the event the Sellers do not elect to represent the interests of the Company and its Subsidiaries in connection with a Tax Matter in accordance with this Section 7.3(a), the Buyer shall assume such defense, at the Sellers’ sole expense, and shall keep the Sellers informed with respect to the status and nature of such Tax Matter. In such event, the Buyer shall, in good faith, allow the Sellers, at their sole expense, to make comments to the Buyer regarding the conduct of or positions taken in any such proceeding, provided that the Buyer shall make the ultimate decision regarding the conduct or positions to be taken.

(b) Except as otherwise provided in Section 7.3(a) above, the Buyer shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company and its Subsidiaries for all taxable periods; provided, however, that Buyer shall not, and shall cause its Affiliates (including the Company and its Subsidiaries after the Closing Date) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed. The Buyer shall keep the Sellers informed with respect to the status and nature of any audit or examination by any taxing authority with respect to an Overlap Period and shall, in good faith, allow the Sellers, at their sole expense, to make comments to the Buyer regarding the conduct of or positions taken in any such proceeding, provided that the Buyer shall make the ultimate decision regarding the conduct or positions to be taken.

7.4 Amended Tax Returns. None of the Sellers, the Company or its Subsidiaries shall file or cause to be filed any amended Tax Return or claims for refund without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. Except as required by law or governmental authority, the Buyer shall not file any amended Tax Return of the Company or its Subsidiaries for a Pre-Closing Period or that could affect the Tax liability of the Company, its Subsidiaries or any Seller for any Pre-Closing Period without the prior written consent of Mr. Levetown (such Seller to represent the Sellers for the purposes of providing such consent), which consent shall not be unreasonably withheld or delayed.

7.5 Prior Tax Agreements. The Sellers shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between the Sellers or any predecessor or Affiliate thereof, on the one hand, and the Company or any Subsidiary thereof, on the other hand, for all Taxes regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

7.6 Indemnification for Taxes.

(a) Notwithstanding any provision to the contrary contained in this Agreement, the Sellers agree to jointly and severally indemnify, defend and hold harmless the Buyer Indemnified Parties against (i) all Taxes, losses, claims and expenses resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any Person based upon, attributable to, or resulting from the failure of any representation or warranty contained in Section 2.13 of this Agreement to be true and correct in all respects as of date hereof (unless a representation speaks as of a specified date, in which case, as of such date); (ii) all Taxes imposed on or asserted against the properties, income or operations of the Company or its Subsidiaries or for which the Company and/or its Subsidiaries may otherwise be liable, for all Pre-Closing Periods; (iii) all Taxes imposed on the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may be liable, as a result of Buyer’s acquisition of the Membership Interests; and (iv) all Taxes imposed on the Company or any of its Subsidiaries as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law.

(b) All amounts paid by any Seller to the Buyer pursuant to Section 6.2 and Section 7.6(a) above shall, to the extent permitted by applicable law, be treated as adjustments to the Purchase Price for the Membership Interests hereunder for all Tax purposes.

7.7 Refunds and Credits. Any refunds or credits of Taxes of the Company or its Subsidiaries for any taxable period ending before the Closing Date shall be for the account of the Sellers. Any refunds or credits of the Company or its Subsidiaries for any taxable period beginning after the Closing Date shall be for the account of the Buyer. Any refunds or credits of Taxes of the Company or its Subsidiaries for any Overlap Period shall be apportioned between the Sellers and the Buyer in the manner described in Section 7.2(b). The Buyer shall, if the Sellers so request and at the Sellers’ expense, file for and obtain any refunds or credits, or cause the Company or its Subsidiaries to file for and obtain any refunds or credits, to which the Sellers are entitled under this Section 7.7; provided, however, that (i) the Buyer shall not be obligated to file amended Tax Returns for such purpose; (ii) any Taxes that are imposed on the Buyer or any of its Affiliates as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of the Buyer or such Affiliate that otherwise would not have expired) of any refund or credit of Taxes with respect to which the Buyer has made a payment to the Sellers pursuant to this Section 7.7 shall be treated as a Tax for which the Sellers are obligated to indemnify the Buyer pursuant to Section 7.6 hereof without any exclusions or defenses; and (iii) nothing in this Section 7.7 shall require the Buyer to disclose any confidential information to the Sellers (including, without limitation, its Tax Returns).

7.8 Cooperation. The Buyer, the Sellers, the Company and its Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceedings with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers, the Company and its Subsidiaries shall (and after the Closing Date the Buyer shall cause the Company and its Subsidiaries to), (i) retain all books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer, the Company, its Subsidiaries or Sellers, as applicable, any extensions thereof) of the respective Tax periods, and (ii) abide by all record retention agreements entered into with any Tax authority. The Buyer and the Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

SECTION 8.

MISCELLANEOUS

8.1 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a Person, the Party making such representation confirms that such Person has made due and diligent inquiry as to the matters that are the subject of such representations and warranties and that the representation or warranty is made to the best knowledge, information and belief of such Person.

8.2 Expenses.

(a) Except as expressly provided herein, each Party shall bear its own (i) costs incurred as a result of the transfer of the Membership Interests, including payments to third parties, if any, to obtain their consent to such transfer and (ii) professional fees and related costs (including fees and costs of accountants, attorneys, benefits specialists, tax advisors and appraisers) incurred by it in connection with the preparation, execution and delivery of this Agreement and the Related Documents and the transactions contemplated hereby or thereby.

(b) Notwithstanding anything herein to the contrary, all legal, accounting, investment banking and other expenses of the Sellers, the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement shall be the joint and several responsibility of the Sellers and shall not be, and shall not become, liabilities of the Company or its Subsidiaries, and shall not be assumed in any way whatsoever by the Buyer or any of its Affiliates.

8.3 Confidentiality. Subject to the requirements of applicable law and regulations, each Party shall maintain in confidence (a) the provisions of this Agreement and (b) all information received from another Party as a result of any due diligence investigation conducted relative to the execution of this Agreement and shall use such information only in connection with evaluating the transactions contemplated hereby, provided that the Buyer may use any such information as it deems appropriate after the Closing. The obligation of confidentiality and non-use shall not apply to any information which (i) is or becomes generally available to the public through no fault of the receiving party, (ii) is independently developed by the receiving party or (iii) is received in good faith from a third party who is lawfully in possession of such information and has the lawful right to disclose or use it.

8.4 Governing Law; Jurisdiction.

(a) THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE, EXCLUSIVE OF CONFLICTS OF LAWS PRINCIPLES.

(b) Any judicial proceeding brought against any of the Parties or any dispute arising out of this Agreement or any matter related hereto shall be brought in the United States District Court sitting in Tampa, Florida, and, by execution and delivery of this Agreement, each of the Parties accepts the exclusive jurisdiction of such court, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement in the court referred to above and hereby further irrevocably waives and agrees not to plead or claim in such court that any such action or proceeding brought in such court has been brought in an inconvenient forum. The foregoing submission to jurisdiction shall not be deemed to confer rights on any person other than the respective Parties.

8.5 Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail, postage prepaid, addressed as follows:

(a) If to the Buyer, to:

First Advantage Corporation

One Progress Plaza

Suite 2400

St. Petersburg, Florida 33701

Facsimile:    (727) 533-0344

Attention:    John Long

                      John Lamson

and

First Advantage Corporation

1 First American Way

Santa Ana, California 92707

Facsimile:    (714) 800-3325

Attention:    Kenneth D. DeGiorgio

with a copy (which shall not by itself constitute notice) to:

White & Case LLP

633 West Fifth Street, Suite 1900

Los Angeles, California 90071

Facsimile:    (213) 687-0758

Attention:    Neil W. Rust

(b) If to a Seller, to the address on Schedule 1 set forth opposite such Seller’s name under the heading “Address of Record”:

or such other address or number as shall be furnished in writing by any such Party, and such notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) five (5) business days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) business days following deposit with a nationally recognized overnight courier service.

8.6 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto, other than by operation of law, except that the Buyer may assign any of its rights and benefits hereunder to any of its Affiliates or Subsidiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

8.8 Entire Agreement. This Agreement, including the other Related Documents and the other documents referred to herein and in the Exhibits and Schedules hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior oral and written agreements and understandings between the Parties with respect to such subject matter.

8.9 Amendments. This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by Buyer and the Sellers or, in the case of a waiver, by the party waiving compliance.

8.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

8.11 Third Party Beneficiaries. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto.

8.12 Consents and Waivers Under Operating Agreement. Each Seller consents to the transfer of such Seller’s Membership Interests under the First Amended and Restated Operating Agreement of CoreFacts LLC (the “Operating Agreement”), and waives such Seller’s rights of first refusal set forth in Section 9.6 of Operating Agreement and any related notices required to be delivered to such Seller pursuant thereto.

[signature pages follow]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Membership Interest Purchase Agreement to be duly executed as of the day and year first above written.

FIRST ADVANTAGE CORPORATION

By:	/s/ JOHN LONG
Name:	JOHN LONG
Title:	CHIEF EXECUTVE OFFICER

ANDREW S. LEVETOWN

MARK CARTER

JOHN ASHLEY

JOHN JENKINS

LAURA ZUCKERMAN

HENRY HSU

THEA BOURNAZIAN

ANTHONY SARTORI

JOHN NELLIGAN

Spousal Consent

The undersigned acknowledges on her own behalf that she (a) is the spouse of John Jenkins (“Jenkins”), (b) has read the Membership Interest Purchase Agreement dated as of April 21, 2004 (the “Purchase Agreement”) to which First Advantage Corporation (“First Advantage”) and Jenkins are parties and knows and understands its contents, (c) is aware that by its provisions her spouse agrees to sell all of the membership interests owned by him in Corefacts, LLC (the “Interests”), including, without limitation, any community property interest or quasi-community property interest, in accordance with the terms and provisions of the Purchase Agreement, to First Advantage and (d) consents to such sale, approves of and agrees to be bound by the provisions of the Purchase Agreement and agrees that the Interests, and her interest therein, including, without limitation, any community property interest or quasi-community property interest, are subject to the provisions of the Purchase Agreement and that she will take no action at any time to hinder operation of the Purchase Agreement.

____________________________________

____________________________________,
spouse of John Jenkins